Exhibit 99.2

Atlas America and Atlas Energy Complete Merger to Form Atlas

Energy, Inc.

PITTSBURGH, PA - September 29, 2009 - Atlas America, Inc. (NASDAQ: ATLS) (“Atlas America”) and Atlas Energy Resources, LLC (“Atlas Energy”) announced today the completion of the merger between a subsidiary of Atlas America with and into Atlas Energy, with Atlas Energy surviving as a wholly owned subsidiary of Atlas America (the “Merger”). Additionally, Atlas America, Inc. has changed its name to become “Atlas Energy, Inc.” Atlas Energy, Inc.’s common stock will continue to trade on NASDAQ under the symbol “ATLS.” Atlas Energy, Inc. expects to continue the accelerated expansion of its leading Marcellus Shale position in southwestern Pennsylvania with retained cash flows from operations.

As a result of the Merger, Atlas Energy, Inc. has a single class of publicly traded common equity with one board of directors. The board of directors of the combined entity consists of the ten independent directors of Atlas America and Atlas Energy serving at the time the merger was consummated, as well as Edward E. Cohen and Jonathan Z. Cohen, Chief Executive Officer and Vice Chairman, respectively, of both Atlas America and Atlas Energy.

Atlas Energy, Inc. is one of the largest independent natural gas producers in the Appalachian and Michigan Basins and a leading producer in the Marcellus Shale in southwestern Pennsylvania. Atlas Energy, Inc. is also the country’s largest sponsor and manager of tax-advantaged energy investment partnerships that finance the exploration and development of Atlas Energy, Inc.’s acreage. Atlas Energy, Inc. also owns 1.1 million common units in Atlas Pipeline Partners, L.P. (NYSE: APL) and a 64% interest in Atlas Pipeline Holdings, L.P. (NYSE: AHD), a limited partnership which owns the general partner interest, all the incentive distribution rights and 5.8 million common units of Atlas Pipeline Partners, L.P. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at InvestorRelations@atlasamerica.com.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Atlas Energy, Inc. cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about the benefits of the recently completed merger between a subsidiary of Atlas America and Atlas Energy, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; changes in commodity price; inability to obtain capital needed for operations; the level of indebtedness; changes in government environmental policies; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in either company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including each company’s report on Form 10-K for the year ended December 31, 2008, and subsequent quarterly reports on Forms 10-Q. Forward-looking statements speak only as of the date hereof, and each company assumes no obligation to update such statements.

Contact:	Brian Begley
Investor Relations
(877) 280-2857
(215) 553-8455 (fax)